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                                                              EXHIBIT 10(ii)(am)

                         J. C. PENNEY CORPORATION, INC.

                      SUPPLEMENTAL TERM LIFE INSURANCE PLAN

                    FOR MANAGEMENT PROFIT-SHARING ASSOCIATES

                        ADOPTED EFFECTIVE JANUARY 1, 2003







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                         J. C. PENNEY CORPORATION, INC.
                      SUPPLEMENTAL TERM LIFE INSURANCE PLAN
                    FOR MANAGEMENT PROFIT-SHARING ASSOCIATES


                                TABLE OF CONTENTS


                                                              Page

Article    1     Introduction                                   1

Article    2     Definitions                                    2

Article    3     Participation                                  4

Article    4     Life Insurance Benefits                        5

Article    5     Funding of Benefits                            7

Article    6     Administration of the Plan                     8

Article    7     Adoption By Participating Employers           13

Article    8     Amendment and Termination                     14

Article    9     Conversion Rights                             15

Article   10     Miscellaneous Provisions                      16

Appendix I - Participating Subsidiaries                        18

                                    ARTICLE 1

                                  INTRODUCTION


         1.1 Purpose Of Plan. The J. C. Penney Corporation, Inc. Supplemental Term Life Insurance Plan For Management Profit-Sharing Associates (the "Plan") is an "employee welfare benefit plan" pursuant to ERISA. The purpose of the Plan is to permit eligible retired profit-sharing management Associates of J.C. Penney Corporation, Inc. and certain designated subsidiaries who elect to participate to purchase group term life insurance benefits directly from the Insurer (as hereinafter defined). This document, together with the Policies (as hereinafter defined) will be construed as a single group term life insurance plan. Capitalized terms used throughout the Plan have the meanings set forth in
Article 2 unless the context clearly requires otherwise or another definition is expressly assigned to the term in a particular usage.

         1.2 Plan Status. The Plan is intended to satisfy the requirements of an after-tax option pursuant to the cafeteria plan requirements under Section 125(d) of the Code.

         1.3 Suppression Of Prior Plan. This document is effective January 1, 2003 except as otherwise provided herein. All prior versions of the Plan document are hereby suppressed or superseded. The Plan was originally adopted effective January 1, 1978.

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                                    ARTICLE 2

                                   DEFINITIONS

         2.1 "Administrator" means the Benefits Administration Committee of the Company or such other person or committee as may be appointed from time to time by the Human Resources Committee of the Management Committee of the Company or any successor thereto ("HR Committee").

         2.2 "Annual Earnings for Benefits" means the greater of (i) the Participant's "Annual Earnings for Benefits" for purposes of the Associate-Paid Plan on the Participant's retirement date or (ii) for a retired Participant who is reemployed by a Participating Employer and who becomes eligible for the Associate-Paid Plan and later loses eligibility under the Associate-Paid Plan, such retired Participant's Annual Earnings for Benefits at such time as the Participant lost eligibility under the Company-Paid Plan.

         2.3 "Associate" means a person who is employed by a Participating Employer and paid through a participating employer's payroll system. The term "Associate" does not include a person who is classified as an independent contractor by the Participating Employer for purposes of federal income tax reporting and withholding. The designation of an "Associate" by the Company shall be final and not subject to any redetermination of employment classification by any taxing authority such as the Internal Revenue Service or any other governmental authority or agency. The term "Associate" does not include any person who performs services for a Participating Employer as a "leased employee" within the meaning of Code Section 414 (n), or who performs services through an agreement with a leasing organization.

         2.4 "Associate-Paid Plan" means the J.C. Penney Corporation, Inc. Associate-Paid Group Term Life Insurance Plan, as amended from time to time.

         2.5 "Code" means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation, that amends, supplements or replaces such section or subsection.

         2.6 "Company" means J. C. Penney Corporation, Inc., a Delaware corporation, or any successor corporation.

         2.7 "Company-Paid Plan" means the J. C. Penney Corporation, Inc. Group Term Life Insurance Plan, as amended from time to time.

         2.8 "Date of Disability", "Disabled", and "Disability" have the meanings set forth in the Company-Paid Plan.

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         2.9 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation, that amends, supplements or replaces such section or subsection.

         2.10 "Insurer" means the insurance company or companies issuing the Policy or Policies.

         2.11 "MSRP Retiree" means a former Associate who retired from a Participating Employer and who is eligible to receive Associate-paid life insurance coverage under the terms of the Supplemental Retirement Program for Management Profit-Sharing Associates of J.C. Penney Corporation, Inc., as amended from time to time. The term "MSRP Retiree" also includes any additional former Associate so designated from time to time in the discretion of the Board of Directors of the Participating Employer or the Benefits Administration Committee or the HR Committee of the Company in accordance with the provisions of the Supplemental Retirement Program.

         2.12 "Participant" means an MSRP Retiree who has satisfied the eligibility requirements of Article 3, has purchased life insurance coverage under the terms of the Plan, and whose coverage under the Plan has not terminated.

         2.13 "Participating Employer" means the Company and any subsidiary or affiliate of the Company which is designated as a Participating Employer under the Plan by the HR Committee, excluding, however, any division of the Company or of a subsidiary or affiliate that is designated by the HR Committee as ineligible to participate in the Plan. Appendix I contains a list of the Participating Employers currently participating in the Plan that have adopted the Plan pursuant to Article 7.

         2.14 "Plan" means the J.C. Penney Corporation, Inc. Supplemental Group Term Life Insurance Plan for Management Profit-Sharing Associates, as set forth herein and as may be amended from time to time.

         2.15 "Policy" or "Policies" means the life insurance policies through which Plan benefits are provided, which are incorporated by reference into the Plan.

         2.16 "Plan Year" means the period with respect to which the records of the Plan are maintained, which will be the 12-month period beginning on January 1 and ending on December 31.

         2.17 "Supplemental Retirement Program" means the Supplemental Retirement Program for Management Profit-Sharing Associates of J. C. Penney Corporation, Inc., as amended from time to time.

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                                    ARTICLE 3

                                  PARTICIPATION

         3.1 Eligibility For Coverage. An Associate who qualifies as an MSRP Retiree will be eligible to purchase coverage under the Plan, effective upon retirement, provided the MSRP Retiree was a participant in the Associate-Paid Plan immediately prior to retirement, but only if the MSRP Retiree properly completes the enrollment procedures required by the Administrator within 31 days after retirement. If the MSRP Retiree has assigned his term life insurance provided by the Associate-Paid Plan, the assignee may elect the coverage provided by this Section 3.1. No late enrollment procedures are available for MSRP Retirees. Notwithstanding the foregoing, an MSRP Retiree who was receiving coverage under the Associate-Paid or the Company-Paid Plan on account of Disability on the MSRP Retiree's retirement date will not become eligible to purchase coverage under this Plan.

         3.2 Termination of Coverage. A Participant's coverage under the Plan will terminate automatically on the earliest to occur of the following: (i) the last day of the month in which the Participant attains age 65; (ii) subject to
Article 8, the date on which the Plan is terminated, or amended to terminate coverage with respect to any group or class of MSRP Retirees that includes the Participant; (iii) the date on which the Policy under which the Participant's benefits are provided is cancelled or terminated and not replaced; iv) the last day of the month in which the Participant fails to make any required premium payment; (v) the last day of the month in which the Participant becomes eligible for coverage under the Company-Paid Plan or Associate-Paid Plan as an active Associate; or (vi) the date of the Participant's death. A Participant whose coverage is terminated pursuant to subsection (v) above, shall again become eligible to participate in the Plan on the first day of the month on or after the date he or she ceases to be an active Associate eligible for coverage under the Company-Paid Plan or Associate-Paid Plan.

         3.3 Enrollment Procedures. The Administrator may from time to time prescribe enrollment procedures and forms that are consistent with the terms of the Plan.

         3.4 Coverage Not Extended by Payment. The duration of a Participant's coverage is determined solely by the terms of the Plan, and coverage which has otherwise terminated will not be extended even if premium payments for the terminated coverage continue to be made and/or processed on behalf of the Participant.

                                    ARTICLE 4

                             LIFE INSURANCE BENEFITS

         4.1 Amount of Life Insurance. An MSRP Retiree may purchase life insurance coverage under the Policies in an amount equal to 100% of the MSRP Retiree's Annual Earnings for Benefits from $1,000 up to $2,000,000. Coverage will be rounded to the next higher $1,000 if it is not already an even multiple of $1,000.

         4.2 Evidence of Good Health. To the extent required by the Plan, applicable Policies, the Insurer or the Administrator, Participants will be required to provide evidence of good health satisfactory to the Insurer or Administrator as a condition to coverage.

         4.3 Payment of Benefits. Except as provided in 4.7, the Insurer will pay benefits payable under the Plan to the beneficiary or beneficiaries as soon as practicable after receipt by the Insurer of properly submitted claims. Benefits will be paid in a single lump sum payment unless the Participant (or the beneficiary, if applicable) elects a different method of payment offered by the Insurer.

         4.4 Designation of Beneficiary. Except as provided in 4.7, a Participant may designate one or more beneficiaries to receive the life insurance benefits under the Plan with respect to coverage on the Participant's life, or may change a prior beneficiary designation, in accordance with procedures specified by the Administrator from time to time. If no beneficiary has been designated under a Policy (or the beneficiary is not alive on the date of the Participant's death), benefits will be paid as provided in the Policy.

         4.5 Benefit Limitation. Benefits under the Plan are subject to the terms of the Policies and to applicable state law.

         4.6 Recovery of Overpayment. Any amounts paid to any person in excess of the amount to which he is entitled under the Plan will be repaid by that person to the Insurer promptly following receipt by the person of a notice of such excess payments. In the event such repayment is not made, such repayment may be made, at the discretion of the Insurer, by reducing or suspending any future payments due under the Plan to the person and by taking such other or additional action as may be permitted by applicable law.

         4.7 Accelerated Payment Option. A Participant who is terminally ill (as hereinafter defined) may elect to receive a prepayment, as an accelerated payment option, up to the lesser of $250,000 or 50% of the applicable life insurance benefit under the Plan. The balance of the life insurance benefit under the Plan will be paid to the Participant's beneficiary upon the Participant's death, subject to the terms of the Plan. The accelerated payment option will be paid to the Participant in a lump sum, or in twelve equal monthly installments if the Participant so elects. If the Participant dies before receiving the full amount of the accelerated payment option under this Section, the remainder will be paid to the beneficiary or beneficiaries as part of the balance of the life insurance benefit, subject to the terms of the Plan. For purposes of this Plan, a Participant will be considered to be "terminally ill" if the Participant furnishes to the Insurer satisfactory proof that the Participant's life expectancy is twelve months or less.

         4.8 Payment Satisfied Claim. Any payment for the benefit of a Participant, the Participant's estate or the Participant's beneficiary that is made in accordance with the foregoing provisions of this Article or that is made as a settlement to any claim or lawsuit, will, to the extent of the payment, be in full satisfaction of all claims under the Plan against the Participating Employers, the Insurer and the Administrator, any of whom may require such payee, as a condition precedent to such payment, to execute a release acknowledging receipt of such payment. No interest will be paid on any underpayment of benefits or on any benefit payments that have been delayed for any reason, unless required by law.

         4.9 No Double Payment. Under no condition will the Plan pay more than one benefit on account of a Participant's death. If a Participant has coverage under the Plan at the time of his or her death under more than one of the Plan's provisions, the Plan will pay only under the one applicable provision with the highest amount of coverage.

         4.10 Alienation and Assignment. The interests of the Participants and their beneficiaries under the Plan are not in any way subject to their debts or other obligations, and may be transferred or assigned only to the extent permitted by the applicable Policy or a Qualified Domestic Relations Order.

         4.11 Qualified Domestic Relations Orders. To the extent required by
Section 609 of ERISA with respect to life insurance plans, benefits available under the Plan will be provided in accordance with the applicable requirements of any Qualified Domestic Relations Order (as defined in Section 609 of ERISA). The Administrator will establish procedures, consistent with this Section, to determine whether an order is a Qualified Domestic Relations Order and to administer the provision of Plan benefits under such a qualified order.

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                                    ARTICLE 5

                               FUNDING OF BENEFITS

         5.1 Associate-Paid Premiums. The Participants will pay all or a portion of the cost of premiums with respect to benefits under the Policies as determined by the Administrator in its discretion from time to time. The Administrator will have full and exclusive power to determine the cost of coverage to be paid by each Participant, and to adjust the required cost from time to time. In establishing the amount of required Participant cost, the Administrator may rely on tables, appraisals, valuations, projections, opinions, and reports furnished by agents employed or engaged by the Administrator or the Company, and may take into account the projected or anticipated costs and expenses relating to the Plan, including without limitation administrative costs and insurance premiums. Premiums required of Participants will be treated as fixed premium payments, and neither the Participants nor any beneficiary will be entitled to any dividend, credit, refund, or rebate under any Policy on account of actual claims experience, investment performance, or similar factors, but all such dividends, credits, refunds, and rebates shall be the sole property of the Company, except to the extent that the aggregate amount of such dividends, credits, refunds, or rebates exceeds the aggregate payments made by the Participating Employers for the employer portion of the cost of premiums under the Policies. The amount of any such excess shall be applied by the Administrator in its discretion from time to time for the benefit of Participants or their beneficiaries.

         5.2 Participating Employer Obligations. The Participating Employers will pay the portion, if any, of the cost of premiums with respect to benefits under the Policies as determined by the Administrator in its discretion from time to time. The Participating Employers' obligations under the Plan are limited to the payment of such portion of applicable premiums due under any Policies in force, and no Participant or beneficiary will have any claim or cause of action against any Participating Employer on account of the failure of an Insurer to pay benefits due under the Policies.

         5.3 Source of Benefits. Benefits under the Plan will be paid solely from the Policies and only to the extent provided under such Policies. Any payment for the benefit of a Participant that is made in accordance with the terms of the Policies will, to the extent of the payment, be in full satisfaction of all claims under the Plan against the Participating Employers, the Administrator, and the Insurer, any of whom may require such payee, as a condition precedent to such payment, to execute a release acknowledging receipt of such payment.

                                    ARTICLE 6

                           ADMINISTRATION OF THE PLAN

         6.1 General Powers and Duties of the Administrator. The Administrator will have the full power, responsibility, and discretion to administer the Plan and to construe and apply Plan provisions, and will be the named fiduciary with respect to the operation and administration of the Plan, except with respect to the specific responsibilities performed by the Insurer pursuant to the Policies or delegated to the Insurer or another fiduciary pursuant to Section 6.3 or 6.4. The Administrator, and all other persons with discretionary control respecting the operation, administration, control, and/or management of the Plan will perform their duties under the Plan solely in the interests of Participants and their beneficiaries.

         6.2 Specific Powers and Duties of the Administrator. The Administrator will administer the Plan and have the full authority and discretion necessary to accomplish that purpose, including without limitation the authority and discretion to: (i) resolve all questions relating to the eligibility of Associates to become or continue as Participants, (ii) engage any administrative, legal, medical, accounting, clerical, or other services it deems appropriate in administering the Plan, (iii) construe and interpret the Plan, supply omissions from, correct deficiencies in and resolve inconsistencies or ambiguities in the language of the Plan, resolve inconsistencies or ambiguities between the provisions of this Plan and the provisions of any Policy, and adopt rules for the administration of the Plan which are not inconsistent with the terms of the Plan document, (iv) compile and maintain all records it determines to be necessary, appropriate, or convenient in connection with the administration of the Plan, and (v) resolve all questions of fact relating to any matter for which it has administrative responsibility.

         6.3 Authority of Insurer. The Insurer will be responsible for the initial review, payment, and/or denial of claims for benefits under the Policies. In carrying out its responsibilities under the Policies, the Insurer will have the authority and discretion to (i) determine the amount of benefits, if any, payable to Participants and beneficiaries under the Policies and determine the time and manner in which such benefits are to be paid, (ii) construe and interpret the Policies, and (iii) compile and maintain all records it determines to be necessary, appropriate, or convenient in connection with the Policies.

         6.4 Allocation of Fiduciary Responsibility. The Administrator from time to time may delegate to any other persons or organizations any of its rights, powers, duties, and responsibilities with respect to the operation and administration of the Plan that are permitted to be delegated under ERISA. Any such allocation or delegation will be reviewed periodically by the Administrator, and will be terminable upon such notice as the Administrator in its discretion deems reasonable and proper under the circumstances. Whenever the Administrator delegates discretionary authority respecting the administration of the Plan to another person or organization, the Administrator's responsibility with respect to such delegation is limited to the selection of the person to whom authority is delegated and the periodic review of such person's performance and compliance with applicable law and regulations. Any breach of fiduciary responsibility by the person to whom authority has been delegated which is not proximately caused by the Administrator's failure to properly select or supervise, and in which breach the Administrator does not otherwise participate, will not be considered a breach by the Administrator.

         6.5 Information to be Submitted to the Administrator. To enable the Administrator to perform its functions, each Participating Employer will supply full and timely information to the Administrator on all matters relating to Associates and Participants as the Administrator may require and will maintain such other records required by the Administrator to determine the benefits due to Participants under the Plan.

         6.6 Expenses and Compensation. The expenses of administering the Plan, including without limitation the expenses of the Administrator properly incurred in the performance of its duties under the Plan, will be paid by the Company. The Administrator will not be compensated by the Plan for services as Administrator.

         6.7 Reporting and Disclosure. The Company will be the "administrator" of the Plan as defined in ERISA section 3(16)(A) for purposes of the reporting and disclosure requirements imposed by ERISA and the Code. The Administrator will assist the Company, as requested, in complying with such reporting and disclosure requirements.

         6.8 Claims Procedure. A Participant, or an authorized representative of a Participant may file a claim for benefits or eligibility to participate with the Administrator or a person designated by the Administrator, which person will be a named fiduciary under ERISA section 402(a)(2) for purposes of this Section. All claims must be made in writing and signed by the claimant or the claimant's authorized representative. If the claimant does not furnish sufficient information to determine the validity of the claim, the Administrator, the Insurer or other named fiduciary will advise the claimant in writing of any additional information that is required to make a determination.

               (a) Eligibility. Each claim for eligibility (unless the eligibility claim arises in the context of a denial of a claim for benefits, in which case the time frames in subpart 6.8(b) apply) will be approved or disapproved by the Administrator, the Insurer or other named fiduciary within 90 days following the receipt of the information necessary to process the claim unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible but not later than 180 days after receipt of the information necessary to process the claim.

               (b) Benefits. Each claim for benefits will be approved or disapproved by the Administrator, the Insurer or other named fiduciary within 45 days of receipt of the initial claim. The 45 day period will be tolled for a maximum of 45 days after the date a written notice is sent to a claimant advising him that additional information is needed to process the claim and make a determination. If information requested is not received within 45 days then the claim will be denied. If the information requested is received the claim will be processed within the remainder of the 45 day tolled period. In the event the Administrator, the Insurer or other named fiduciary cannot make a determination due to events beyond its control, the claimant will be notified prior to the expiration of the original 45-day period. The extension notice must include the reason for the delay and advise a date when a determination will be made. In no event may an extension period extend beyond 30 days. A notice of extension shall specifically explain the standards on which entitlement to a benefit is based, unresolved issues that prevent a decision on the claim and, if applicable, advise if any additional information is needed to resolve those issues. If during the first 30 day extension it becomes necessary, due to matters beyond the control of the Administrator, the Insurer or other named fiduciary to make a determination on the claim a second 30 day extension is available to the Administrator. Such extension is valid provided notice setting forth the foregoing items is provided to the claimant or the claimant's authorized representative prior to the last day of the first 30-day extension period.

               (c) General. In the event a claim for benefits or eligibility to participate is denied in whole or in part, the Administrator, the Insurer or other named fiduciary will notify the claimant in writing of the denial of the claim. Such notice by the Administrator, the Insurer or other named fiduciary will also set forth, in a manner calculated to be understood by the claimant, the specific reason for such denial, the specific Plan provisions on which the denial is based, information related to any medical professional whose judgment was relied upon in making the determination, information related to standards used in making the determination, a description of any additional material or information necessary to perfect the claim with an explanation of why such material or information is necessary, and an explanation of the Plan's appeals procedure as set forth in Section 6.9.

         6.9 Appeals Procedure. A claimant may appeal a denial of his claim under the Plan by requesting a review of the decision by the Administrator or a person designated by the Administrator, which person will be a named fiduciary under ERISA section 402(a)(2) for purposes of this Section.

               (a) Eligibility. A claimant may appeal a denial of a claim for eligibility by submitting an appeal to the Administrator, or the Administrator's designee, which person will be a named fiduciary under ERISA section 402(a)(2) for purposes of this Section and will have the same authority and discretion as the Administrator with respect to the appeal. An appeal must be submitted in writing within 60 days (unless the denial arises from a denied claim for benefits, in which case the time frames in 6.9(b) apply) after the notice of denial of the claim for eligibility is received and must include all information that would assist in reviewing the denial. The Administrator, the Insurer or other named fiduciary will make a full and fair review of each appeal and any written materials submitted in connection with the appeal. The Administrator, the Insurer or other named fiduciary will act upon each appeal within 60 days after receipt thereof unless special circumstances require an extension of the time for processing, in which case a decision will be rendered as soon as possible but not later than 120 days after the appeal is received.

               (b) Benefits. An appeal must be submitted in writing within 180 days after the denial and must (i) request a review of the denied claim for benefits or eligibility under the Plan, (ii) set forth all of the grounds upon which the claimant's request for review is based and any facts, documents, records or other information in support thereof, and (iii) set forth any issues or comments which the claimant deems pertinent to the appeal. The Administrator, the Insurer or other named fiduciary will make a full and fair review of each appeal and any written materials submitted in connection with the appeal without regard to whether such information was submitted or considered in the initial benefit determination. The review on appeal will be conducted by the Administrator, the Insurer or another named fiduciary who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual. The Administrator, the Insurer or other named fiduciary will act upon each appeal within 45 days after receipt thereof unless the Administrator, the Insurer or other named fiduciary due to special circumstances requires an extension of the time for processing the appeal, in which case a decision will be rendered as soon as possible but not later than 90 days after the appeal was first received. The extension request must be provided to the claimant or the claimant's authorized representative before the expiration of the original 45-day period and indicate the special circumstances requiring the extension of time and the date by which the plan expects to make a determination.

               (c) General. The claimant, upon written request to the Administrator, the Insurer or other named fiduciary and during normal business hours, will be given the opportunity to review pertinent documents or materials, provided the Administrator, the Insurer or other named fiduciary finds the requested documents or materials are pertinent to the appeal. On the basis of its review, the Administrator, the Insurer or other named fiduciary will make an independent determination on the claimant's denied claim for eligibility or benefits under the Plan. The decision of the Administrator, the Insurer or other named fiduciary on any claim for benefits will be final and conclusive upon all parties thereto.

         In the event the Administrator, the Insurer or other named fiduciary denies an appeal in whole or in part, it will give written or electronic notice of the decision to the claimant or the claimant's authorized representative, which notice will set forth in a manner calculated to be understood by the claimant the specific reasons for such denial, make specific reference to the pertinent Plan provisions on which the decision was based, and provide any other additional information, as applicable, required by 29 Code of Federal Regulations Section 2560.503-1 applicable to a disability plan.

         6.10 Uniform Application of Rules and Policies. The Administrator in exercising its discretion granted under any of the provisions of the Plan will do so only in accordance with rules and policies that it establishes, which rules and policies will be uniformly applicable to all Associates, MSRP Retirees and their beneficiaries.

         6.11 Reliance on Tables, etc. The Administrator is entitled to rely upon all tables, valuations, certificates, and reports furnished by any duly appointed actuary, upon all certificates and reports made by any duly appointed independent qualified public accountant and upon all opinions given by legal counsel. The Administrator will be fully protected in respect of any action taken or suffered by the Administrator in good faith reliance upon all such tables, valuations, certificates, reports, opinions, or other advice. The Administrator is also entitled to rely upon any data or information furnished by a Participating Employer or by an Associate, MSRP Retiree, or beneficiary as to the age or Annual Earnings for Benefits of any person, or as to any other information pertinent to any calculation or determination to be made under the provisions of the Plan, and, as a condition to payment of any benefit under the Plan, may request an Associate, MSRP Retiree, or beneficiary to furnish such information as the Administrator deems necessary or desirable in administering the Plan. If an Associate, MSRP Retiree, or beneficiary does not provide accurate information in connection with enrollment or coverage under the Plan, the Administrator may, in its discretion, delay or deny the affected coverage. If any relevant facts regarding an Associate, MSRP Retiree, or beneficiary are inaccurate or misstated, the Administrator may make an equitable adjustment of contributions, and the true facts will be used by the Administrator to determine whether, and in what amount, coverage is in effect.

         6.12 Records and Reports. The Administrator and Claims Administrator(s) will maintain adequate records of all of their proceedings and acts and all such books of account, records, and other data as may be necessary for administration of the Plan. The Administrator and Claims Administrator(s) will make available to each Participant upon his request such of the Plan's records as pertain to him for examination at reasonable times during normal business hours in accordance with the Claims Administrator's confidentiality procedures.

         6.13 Availability of Plan Information and Documents. Any Participant having a question concerning the administration of the Plan or the Participant's eligibility for participation in the Plan or for the payment of benefits under the Plan may contact the Administrator and request a copy of the Plan document. Each Participating Employer will keep copies of this Plan document, exhibits and amendments hereto, and any related documents on file in its administrative offices, and such documents will be available for review by a Participant or a designated representative of the Participant at any reasonable time during regular business hours. Reasonable copying charges for such documents will be paid by the requesting party.

                                    ARTICLE 7

                       ADOPTION BY PARTICIPATING EMPLOYERS

         7.1 Adoption Procedure. Any subsidiary or affiliate of the Company may become a Participating Employer under the Plan provided that (i) the HR Committee approves the adoption of the Plan by the subsidiary or affiliate and designates the subsidiary or affiliate as a Participating Employer in the Plan, and (ii) by appropriate resolutions of the board of directors or other governing body of the subsidiary or affiliate, the subsidiary or affiliate agrees to become a Participating Employer under the Plan and also agrees to be bound by any other terms and conditions which may be required by the HR Committee or the Administrator, provided that such terms and conditions are not inconsistent with the purposes of the Plan. A Participating Employer may withdraw from participation in the Plan, subject to approval by the Administrator, by providing written notice to the Administrator that withdrawal has been approved by the board of directors or other governing body of the Participating Employer. The HR Committee may at any time remove a Participating Employer from participation in the Plan by providing written notice to the Participating Employer that the HR Committee has approved removal. The HR Committee will act in accordance with this Article pursuant to unanimous written consent or by majority vote at a meeting.

                                    ARTICLE 8

                            AMENDMENT AND TERMINATION

         8.1 Right to Suspend Premium Payments. It is the expectation of the Participating Employers that they will continue to pay any employer portion of premium payments as determined under Article 5, but they do not assume an individual or collective contractual obligation to do so, and the right is reserved by the HR Committee at any time to reduce, suspend, or discontinue any such premium payments.

         8.2 Right to Amend. The right to amend the Plan at any time in any respect is reserved to the Company acting through the HR Committee or the Administrator as provided herein, without prior notice to or approval by Participants, beneficiaries or any Participating Employer, provided that no amendment will adversely affect individuals who are Participants on the effective date of the amendment unless otherwise required to comply with applicable law. The HR Committee may amend the Plan at any time and from time to time to the extent it may deem advisable or appropriate. In addition, the Administrator may amend the Plan at any time and from time to time to the extent the Administrator deems it advisable or appropriate, provided that such amendment would not significantly increase the cost of the Plan to the Participating Employers. The right to amend includes: (a) the right to change, limit or eliminate coverage or benefits, and (b) the right to limit Participating Employer contributions made to the Plan on behalf of Participants and to require Participants to pay the balance of any Plan costs.

         8.3 Amendment Procedure. Each amendment to the Plan by the HR Committee or the Administrator will be made only pursuant to unanimous written consent or by majority vote at a meeting, and a copy of any amendment adopted by the HR Committee will be delivered to the Administrator. Upon such action by the HR Committee or the Administrator, the Plan will be deemed amended as of the date specified as the effective date by such action or in the instrument of amendment. The effective date of any amendment may be before, on, or after the date of such action of the HR Committee or the Administrator.

         8.4 Termination of the Plan. The Participating Employers expect to continue the Plan indefinitely, but they do not assume an individual or collective contractual obligation to do so, and the right is reserved to the Company, acting through the HR Committee, to terminate the Plan or to completely discontinue premium payments with respect to any Policy at any time, without prior notice to or approval by Participants or beneficiaries. Notwithstanding the foregoing, in no event will termination of the Plan adversely affect individuals who are Participants on the effective date of the amendment unless otherwise required to comply with applicable law. The authority of the HR Committee will be exercised by unanimous written consent or by majority vote at a meeting.

                                    ARTICLE 9

                                CONVERSION RIGHTS

         9.1 Conversion to Individual Policy. A Participant whose coverage under the Plan terminates under Section 3.2 will have the right to convert his or her group term life insurance coverage to an individual policy to the extent, and only to the extent, permitted under the group Policy applicable to the Participant. Any election to convert to individual coverage must be made within 31 days after the Participant's coverage under the Plan terminates, and must be made in accordance with all requirements specified in such Policy.

         9.2 Death During Conversion Period. If a Participant dies within 31 days after coverage has terminated under the Plan and while the Participant is entitled to convert his or her group coverage to an individual policy under the terms of the applicable Policy, the Participant's beneficiary will be entitled to a death benefit from the Policy in an amount equal to the amount of term life insurance the Participant was entitled to convert immediately prior to death. Any benefit payable during the conversion period will be paid solely from the Policy and will not constitute a benefit under the Plan.

                                   ARTICLE 10

                            MISCELLANEOUS PROVISIONS


         10.1 No Right of Employment. Participation in the Plan will not give any Associate or Participant the right to be retained in the employment of the Company.

         10.2 Gender and Number. Whenever used in this Plan, unless the context indicates otherwise, words in the masculine gender will include the feminine gender, and words in the plural will include the singular, and the singular will include the plural.

         10.3 Notices. Any notice or document required to be given to a Participant or beneficiary will be properly given if (i) mailed, postage prepaid, to the Participant or beneficiary at his last known address as set forth in the Participating Employer's records, or (ii) in the case of a Participant who is an Associate, distributed to the Associate at his or her place of employment, or (iii) sent electronically to any Covered Associate or beneficiary in compliance with 29 CFR Section 2520.104b-1(c). All notices required to be given or any document required to be filed with the Administrator will be properly given or filed if mailed postage prepaid, certified mail, to the Administrator or Insurer at the addresses as set forth in the Summary Plan Descriptions of the Plan furnished to Participants from time to time.

         10.4 Section Headings. The section headings or head notes are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope or intent of the Plan.

         10.5 Officers. Any reference to a particular officer of the Company will also refer to the functional equivalent of such officer in the event the title or responsibilities of that office change.

         10.6 Consent To Terms Of Plan. By enrolling for coverage or accepting benefits under the Plan, a Participant agrees that the terms and conditions of the Plan will be binding on the Participant or anyone claiming through a Participant.

         10.7 Severable Plan Provisions. If any provision of the Plan, including instruments incorporated in the Plan by reference, shall be held illegal, invalid, or disqualifying for any reason, including, but not limited to, any inconsistency in the text of the Plan with applicable law or regulation, said illegality, invalidity, or inconsistency shall not affect the remaining provisions of the Plan, such illegal, invalid, disqualifying, or inconsistent provision shall be fully severed from the contents of the Plan, and the Plan shall be construed and enforced as if such illegal, invalid, disqualifying, or inconsistent provision had not been included in the Plan.

         10.8 Oral Representations. The Plan governs, controls, and supersedes any and all representations, either oral or written, made by any employee or agent, or other representative of the Company or any Participating Employer, and no other agreements, statements, or assertion relating to the subject matter of this Plan shall be valid or enforceable.

         10.9 Governing Law. Except to the extent that the Plan may be subject to the provisions of ERISA, the Plan will be construed and enforced according to the laws of the State of Texas, without giving effect to the conflict of laws principles thereof. Except as otherwise required by ERISA, every right of action by a Participant, former Participant, or beneficiary with respect to the Plan will be barred after the expiration of three years from the date of termination of employment or the date of receipt of the notice of denial of a claim for benefits, if earlier. In the event ERISA's limitation on legal action does not apply, the laws of the State of Texas with respect to the limitations of legal actions will apply and the cause of action must be brought no later than four years after the date the action accrues.


                                     J.C. PENNEY CORPORATION, INC.

                                   APPENDIX I

                             Participating Employers
                              As of January 1, 2003

                          J.C. Penney Corporation, Inc.

                             JCP Publications Corp.
                       (Previously JCP Media Corporation)
                         (from and after April 3, 1996)

                           JCP Overseas Services, Inc.
                          (from and after July 1, 1996)

                           JCPenney Puerto Rico, Inc.

                               JCP Logistics L. P.
                        (from and after February 1, 1999)

                                 JCP Media L.P.
                        (from and after February 1, 1999)

                              JCP Procurement L.P.
                        (from and after February 1, 1999)

                        J.C. Penney Private Brands, Inc.
                        (from and after January 1, 2000)

                               JCP Ecommerce L.P.
                        (from and after January 1, 2001)


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